Exhibit 99.1

Aytu BioScience Announces Pricing of $7.5 Million

Public Offering of Common Stock and Warrants

Englewood, CO – May 2, 2016 – Aytu BioScience, Inc. (“Aytu”) (OTCQX: AYTU), a specialty pharmaceutical company focused on commercializing novel products in the field of urology, today announced that it has priced an underwritten public offering of 18,750,000 shares of its common stock and warrants to purchase up to an aggregate of 18,750,000 shares of its common stock at a combined public offering price of $0.40 per share and related warrant. The gross proceeds from the offering to Aytu are expected to be approximately $7.5 million, before deducting the underwriting discount and estimated offering expenses payable by Aytu, but excluding the exercise of any warrants. The company also has granted the representative of the underwriters a 45-day option to purchase up to an additional 2,812,500 shares and/or 2,812,500 additional warrants.

The shares of common stock will be immediately separable from the warrants and will be issued separately. The warrants are exercisable immediately upon issuance, expire five years after the date of issuance and have an exercise price of $0.50 per share. The warrants are expected to begin trading on the OTCQX Marketplace, operated by OTC Markets Group, under the symbol “AYTUW” on or about May 3, 2016. The offering is expected to close on May 6, 2016, subject to satisfaction of customary closing conditions.

Joseph Gunnar & Co., LLC is acting as sole book-running manager for the offering and Fordham Financial Management, Inc. is acting as lead manager for the offering.

The company intends to use the net proceeds from the offering to fund the expansion of its commercial infrastructure for the planned launch of Natesto and the planned expansion in the commercialization of ProstaScint and Primsol, to purchase complementary urology products and/or product candidates that will enhance its product portfolio and enable expansion of its commercial operations, fund the remaining clinical development activities for MiOXSYS, to enable FDA clearance and working capital for general corporate and administrative expenses.

The securities described above are being offered by Aytu pursuant to a registration statement on Form S-1 (File No. 333-210144), as amended, previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus. The preliminary prospectus related to the offering has been filed with the SEC and a final prospectus related to the offering will be filed with the SEC on or about May 3, 2016. Copies of the preliminary prospectus and the final prospectus, when available, are on the SEC’s website located at http://www.sec.gov and may also be obtained from Joseph Gunnar & Co, LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone 212-440-9600, email: prospectus@jgunnar.com.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. Aytu’s current portfolio of commercial and late-stage urology products addresses prostate cancer, urinary tract infections, male infertility and male sexual dysfunction, and the company plans to expand into other urological indications for which there are significant medical needs. The company currently markets ProstaScint® (capromab pendetide), the only radio-labeled monoclonal antibody that targets prostate specific membrane antigen (PSMA), a protein highly expressed by prostate cancer cells. ProstaScint is FDA-approved as an imaging agent for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer. Aytu also markets Primsol® (trimethoprim hydrochloride) – the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu markets the CE Marked MiOXSYS™ System outside the U.S. and is conducting U.S.-based clinical trials, following which the company plans to seek 510k de novo medical device clearance. The MiOXSYS System is a novel, rapid semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. MiOXSYS is the only rapid test for assessing oxidative stress in semen and seminal plasma, a leading contributor of idiopathic male infertility. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products and late-stage development assets, leveraging its commercial team and expertise to further build those brands within well-established markets.

Please Note: This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the completion of the proposed public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds; risks related to our planned launch and commercialization of Natesto and the integration of Natesto into our existing operations; our plans for product growth, expansion and acquisition; the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials; risks relating to gaining market acceptance of our products; obtaining reimbursement by third-party payors; the potential future commercialization of our product candidates; the anticipated designs of our future clinical trials; anticipated future regulatory submissions and events; our anticipated future cash position; and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.